Exhibit 3.13


              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
                       (Pursuant to NRS 78.385 and 78.390
                               - After Issuance of
                                Stock) - Remit in
                                   Duplicate -

1.       Name of corporation: WaveRider Communications Inc. (the "Corporation")

2. The articles have been amended as follows (provide article numbers, if available):

         "FIFTH, The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is FOUR HUNDRED AND FIVE MILLION (405,000,000), of which FOUR HUNDRED MILLION (400,000,000) shares having a par value of $0.001 per share shall be of a class designated "Common Stock" (or "Common Shares") and FIVE MILLION (5,000,000) shares having a par value of $0.001 per share shall be of a class designated "Preferred Stock" (or "Preferred Shares"). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 79,302,446 (69.4%)

1.       Officer Signature (Required):

/s/ T.S.Worthington, Vice President and CFO  /s/ M. Newell, Assistant Secretary
-------------------------------------------- ----------------------------------

If any proposed amendment would alter or change any preference or any relative or other right give to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.